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                                                                    EXHIBIT 99.1


                             MDI TECHNOLOGIES, INC.

                            940 WEST PORT PLAZA DRIVE
                               ST. LOUIS, MISSOURI
                                  U.S.A. 63146



TSX TRADING SYMBOL: MDD.U                           OTC BB TRADING SYMBOL: MDTI

                                  NEWS RELEASE

                      MDI TECHNOLOGIES ANNOUNCES ISSUER BID

ST. LOUIS, MISSOURI - APRIL 21, 2004. The Company wishes to announce that it has obtained the approval of the TSX Venture Exchange to undertake a normal course issuer bid to purchase up to 631,150 of its 11,408,121 issued and outstanding common shares representing approximately 5.5% of the Company's issued and outstanding common shares. Purchases will be made on the open market through the facilities of the Exchange. All purchases will be made, on behalf of the Company, by Canaccord Capital Corporation. The price paid will be the prevailing market price of such common shares at the time of purchase. Any shares purchased pursuant to the bid will be cancelled and returned to treasury.

The bid will commence on April 29, 2004 and will terminate on April 29, 2005 or at such earlier time as at which the bid is completed. The Company reserves the right to terminate the bid earlier if it feels that it is appropriate to do so. Pursuant to a previous normal course issuer bid that was completed on March 18, 2004, the Company purchased 531,600 of its common shares for an average purchase price of US$1.76 per share.

The Company believes that the current market price of its securities does not give full effect to their underlying value and that, accordingly, the purchase price of securities will increase the proportionate interest of, and be advantageous to, all remaining securityholders. The normal course purchases will also afford an increased degree of liquidity in the market.

Further announcements will be made as and when appropriate.

ABOUT MDI TECHNOLOGIES, INC.

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its products offerings via the Internet from one central location, providing significant cost saving for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX under





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the symbol MDD.U. MDI shares are also traded in the U.S. on the OTCBB under the symbol MDTI.

This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause results to differ materially from those contemplated in the forward-looking statements.

By the order of board of directors:

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Todd Spence, CEO